SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report: (Date of earliest event reported) April 22, 2003



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                             1-3247                 16-0393470
(State or other jurisdiction         (Commission            (I.R.S. Employer
of incorporation)                    File Number)           Identification No.)



One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 9.   Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

On April 22, 2003, Corning Incorporated issued a press release setting forth Corning's first quarter 2003 earnings. A copy of Corning's press release is attached hereto as Exhibit (99) and hereby incorporated by reference.


Exhibit Index

(99)   Press release, dated: April 22, 2003, issued by Corning Incorporated

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               CORNING INCORPORATED
                               Registrant



Date: April 22, 2003           By    /s/  KATHERINE A. ASBECK
                                          ------------------------------------
                                          Katherine A. Asbeck
                                          Senior Vice President and Controller

                                                                      Exhibit 99
                                                                      ----------




FOR RELEASE -- APRIL 22, 2003

Media Relations Contact:                   Investor Relations Contact:
Daniel F. Collins                          Kenneth C. Sofio
(607) 974-4197                             (607) 974-7705
collinsdf@corning.com                      sofiokc@corning.com



                      Corning Reports First-Quarter Results

                          Performance exceeds guidance
                      Continued strength seen in LCD market

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced that its first-quarter results exceeded quarterly guidance and sales increased sequentially for the first time in two years. The company said sales were $746 million and that it recorded a net loss of $205 million or $0.17 per share. This net loss includes $201 million or $0.17 per share of charges primarily related to the previously announced asbestos litigation settlement and restructuring and impairment charges.

James R. Houghton, chairman and chief executive officer, said, "We are extremely pleased with the improvement in our quarterly performance. Our results reflect stronger than expected demand for fiber and cable in Japan and the continued strength of our technologies businesses, particularly the Display Technologies and Environmental Technologies businesses." Houghton said that the company continues to focus on its goal of returning to profitability by the third quarter of this year. "We are seeing significant improvement in our gross margin and lower operating costs due to our restructuring efforts over the past year," he said.

Previously Announced Charges
Corning said its first-quarter results include net charges totaling $345 million ($201 million after-tax and minority interest) or $0.17 per share. These include the following:
     . A previously announced charge of $298 million ($192 million after-tax) for asbestos litigation related to Pittsburgh Corning Corporation.
     . Net restructuring and impairment charges of $51 million ($12 million after-tax and minority interest) related to the previously announced decisions to shut down Corning Asahi Video (CAV) and the optical switching business, offset by adjustments to the company's existing restructuring reserves.
     . A net gain of $4 million ($3 million after-tax) related to the repurchase of debt using cash and common stock.

                                     (more)

Corning Reports First-Quarter Results
Page Two


First-Quarter Operating Results
Sales for the quarter of $746 million represent a sequential increase from fourth- quarter sales of $736 million. Telecommunications segment sales were $352 million, compared to fourth-quarter sales of $363 million. Fiber volume increased approximately 15 percent sequentially due to stronger than expected demand in Japan and China, offset by continued softness in North America and Europe. Sequential price declines, as expected, were in the 10 to 15 percent range for the quarter.

Corning Technologies recorded first-quarter sales of $388 million, an increase over fourth-quarter sales of $367 million. Corning's display glass sales were fueled by strong demand for flat screen desktop monitors, the popularity of notebook computers and growing interest in liquid crystal display (LCD) televisions. Sequential quarterly display glass volume gains were about 10 percent and LCD glass pricing was stable. Corning's environmental products business experienced volume increases worldwide. Both of these businesses benefited from favorable exchange rates.

Corning's first-quarter results benefited from the initial recognition of $17 million of equity earnings from Dow Corning Corporation. Corning's total equity earnings for the first quarter were $59 million.

Liquidity Update
Corning said that it ended the first quarter with $1.85 billion in cash and short-term investments, a decline from $2.1 billion at the end of last year. The decline was primarily due to the use of cash to retire debt. Operating cash flow included a $191 million federal income tax refund.

In the first quarter, Corning used $251 million for scheduled debt repayments and open market repurchases. In addition, Corning exchanged 6.5 million shares of Corning common stock for debt with an accreted value of $43 million. Corning said that it might continue from time-to-time to retire its debt securities in open market, privately negotiated or other transactions. Corning ended the quarter with a debt-to-capital ratio of 45.6 percent, down from 46.7 percent from year-end.

Second-Quarter Outlook
Corning said that it expects second-quarter sales to be in the range of $715 million to $745 million. It also anticipates results in the range of a loss of $0.02 per share to income of $0.01 per share. These results exclude the impact of previously announced restructuring charges and any adjustments to the asbestos settlement reserve required by movement in Corning's stock price.




                                     (more)

Corning Reports First-Quarter Results
Page Three


Corning expects continued strong performance from its LCD glass business, with sequential volume gains of about 10 percent and stable pricing. Second quarter fiber volumes are expected to decline sequentially by about 25 percent, driven by the seasonal slowdowns in Japan and the continued softness across the North American market.

Corning said it also continues to explore a number of options for its Photonic Technologies business and expects to reach a decision by mid-year.

James B. Flaws, vice chairman and chief financial officer, said, "Putting aside the strength of our fiber and cable business in Asia last quarter, we are not seeing a lift in our telecommunications businesses, but this does not surprise us. Global events, the long winter in North America and the overall malaise in the economy appear to be delaying any potential seasonal improvements in telecom sales. We anticipate that with normal seasonality in the Japanese fiber market, there will be a pick up in volume in the second half of the year.

Flaws said that the company has been closely monitoring external trends across all its markets and said, "While it is too early to tell, there are indications that a general economic slow down in North America may affect some of Corning's businesses such as Environmental Technologies where potential inventory corrections in the auto industry could dampen second-quarter sales. However, our plan to return to profitability is mostly dependent on strong performance of our display business and our own cost cutting actions. Our first-quarter performance on these fronts was strong and we remain optimistic that our profitability goal is achievable."

About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies that offer growth opportunities in markets that fuel the world's economy. Corning manufactures optical fiber, cable and photonic products in its Telecommunications segment. Corning's Technologies segment manufactures high-performance display glass, and products for the environmental, life sciences, and semiconductor markets.

First-Quarter Conference Call Information
The company will host a first quarter conference call at 8:30 a.m. ET on Wednesday, April 23, 2003. To access the call, dial (312) 470-0008. The password is Corning. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. ET and will run through 5 p.m. ET, Wednesday, May 7, 2003. To listen, dial (402) 220-4617, no passcode required. To listen to a live audio webcast of the call at 8:30 a.m. on Wednesday, April 23, please go to our Web site and follow the instructions: http://www.corning.com/investor_relations. The webcast will be archived for 14 days following the call.

                                     (more)

Corning Reports First-Quarter Results
Page Four


Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.



                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)



                                                                             For the three months ended
                                                                                      March 31,
                                                                            ----------------------------
                                                                                2003             2002
                                                                            ----------        ----------

Net sales                                                                    $     746         $     839
Cost of sales                                                                      546               655
                                                                             ---------         ---------

Gross margin                                                                       200               184

Operating expenses:
   Selling, general and administrative expenses                                    152               188
   Research, development and engineering expenses                                   93               126
   Amortization of purchased intangibles                                             9                11
   Restructuring, impairment and other charges and credits                          51
                                                                             ---------         ---------

Operating loss                                                                    (105)             (141)

Interest income                                                                      8                14
Interest expense                                                                   (40)              (48)
Asbestos settlement                                                               (298)
Gain on repurchases of debt, net of inducements                                      4
Other expense, net                                                                 (14)               (9)
                                                                             ---------         ---------

Loss from continuing operations before income taxes                               (445)             (184)
Benefit for income taxes                                                          (144)              (50)
                                                                             ---------         ---------

Loss from continuing operations before minority interests
  and equity earnings                                                             (301)             (134)
Minority interests                                                                  37                 6
Equity in earnings of associated companies                                          59                30
                                                                             ---------         ---------

Loss from continuing operations                                                   (205)              (98)
Income from discontinued operations, net of income taxes                                               8
                                                                             ---------         ---------

Net loss                                                                     $    (205)        $     (90)
                                                                             =========         =========

Basic and diluted loss per common share from:
     Continuing operations                                                   $   (0.17)        $   (0.10)
     Discontinued operations
                                                                             ---------         ---------
Loss per common share                                                        $   (0.17)        $   (0.10)
                                                                             =========         =========

Shares used in computing per share amounts for basic and
  diluted loss per common share                                                  1,200               945
                                                                             =========         =========


See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                     (In millions, except per share amounts)


                                                                                           Unaudited
                                                                                           March 31,         December 31,
                                                                                             2003                2002
                                                                                         -----------        -------------
ASSETS

Current assets:
   Cash and cash equivalents                                                              $   1,127           $   1,426
   Short-term investments, at fair value                                                        722                 664
                                                                                          ---------           ---------
     Total cash and short-term investments                                                    1,849               2,090
   Trade accounts receivable, net                                                               494                 470
   Inventories                                                                                  556                 559
   Deferred income taxes                                                                        323                 296
   Other accounts receivable                                                                    140                 358
   Prepaid expenses and other current assets                                                     58                  52
                                                                                          ---------           ---------
       Total current assets                                                                   3,420               3,825

Restricted cash and investments                                                                  82                  82
Investments                                                                                     773                 769
Property, net                                                                                 3,576               3,705
Goodwill                                                                                      1,721               1,715
Other intangible assets, net                                                                    205                 213
Deferred income taxes                                                                         1,018                 887
Other assets                                                                                    202                 210
                                                                                          ---------           ---------

Total Assets                                                                              $  10,997           $  11,406
                                                                                          =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Loans payable                                                                          $     145           $     204
   Accounts payable                                                                             299                 339
   Other accrued liabilities                                                                  1,115               1,137
                                                                                          ---------           ---------
       Total current liabilities                                                              1,559               1,680

Long-term debt                                                                                3,710               3,963
Postretirement benefits other than pensions                                                     609                 617
Other liabilities                                                                               512                 396
Commitments and contingencies
Minority interests                                                                               19                  59
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 1.55 million                                                           155                 155
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,267 million                                                               634                 634
   Additional paid-in capital                                                                 9,671               9,695
   Accumulated deficit                                                                       (5,126)             (4,921)
   Treasury stock, at cost: 61 million; 70 million                                             (613)               (702)
   Accumulated other comprehensive loss                                                        (133)               (170)
                                                                                          ---------           ---------
       Total shareholders' equity                                                             4,588               4,691
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  10,997           $  11,406
                                                                                          =========           =========

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                                        For the three months ended
                                                                                                 March 31,
                                                                                        --------------------------
                                                                                            2003          2002
                                                                                         ---------      ---------
Cash flows from operating activities:
   Loss from continuing operations                                                        $   (205)     $   (98)
   Adjustments to reconcile loss from continuing operations
      to net cash provided by (used in) operating activities:
     Amortization of purchased intangibles                                                       9           11
     Depreciation                                                                              118          157
     Asbestos settlement                                                                       298
     Restructuring, impairment and other charges and credits                                    51
     Gain on repurchases of debt, net of inducements                                            (4)
     Undistributed earnings of associated companies                                              1           23
     Minority interests, net of dividends paid                                                 (37)          (6)
     Deferred tax benefit                                                                     (178)         (87)
     Interest expense on convertible debentures                                                  7           10
     Restructuring payments                                                                    (94)         (58)
     Increases in restricted cash                                                               (3)
     Income tax refund                                                                         191
     Changes in certain working capital items:
        Trade accounts receivable                                                              (13)         (26)
        Inventories                                                                              7            1
        Other current assets                                                                    10           34
        Accounts payable and other current liabilities, net of restructuring payments         (118)        (154)
     Other, net                                                                                (17)          (9)
                                                                                          --------      -------
Net cash provided by (used in) operating activities                                             23         (202)
                                                                                          --------      -------

Cash flows from investing activities:
   Capital expenditures                                                                        (55)        (101)
   Net proceeds from sale of precision lens business                                             9
   Net proceeds from sale or disposal of assets                                                 13            5
   Short-term investments - acquisitions                                                      (428)        (603)
   Short-term investments - liquidations                                                       369          919
   Restricted investments - liquidations                                                         3
   Other, net                                                                                    1
                                                                                          --------      -------
Net cash (used in) provided by investing activities                                            (88)         220
                                                                                          ---------     -------

Cash flows from financing activities:
   Net repayments of loans payable                                                             (62)        (143)
   Proceeds from issuance of long-term debt                                                                  11
   Repayments of long-term debt                                                               (189)          (4)
   Proceeds from issuance of common stock, net                                                   3           15
   Cash dividends paid to preferred shareholders                                                (3)
                                                                                          --------      -------
Net cash used in financing activities                                                         (251)        (121)
                                                                                          --------      -------
Effect of exchange rates on cash                                                                17           (6)
                                                                                          --------      -------
Cash used in continuing operations                                                            (299)        (109)
Cash provided by discontinued operations                                                                     30
                                                                                          --------      -------
Net decrease in cash and cash equivalents                                                     (299)         (79)
Cash and cash equivalents at beginning of period                                             1,426        1,037
                                                                                          --------      -------

Cash and cash equivalents at end of period                                                $  1,127      $   958
                                                                                          ========      =======

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See Notes to Consolidated Financial Statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


                                                         Telecom-                       Non-segment/   Consolidated
                                                        munications    Technologies      Other items       Total
                                                        -----------    ------------     ------------   ------------
For the three months ended March 31, 2003
Net sales                                               $    352         $    388        $      6        $   746
Research, development and engineering expenses          $     38         $     55                        $    93
Restructuring, impairment and other (credits) charges   $     (9)        $     60                        $    51
Interest expense                                        $     21         $     19                        $    40
Benefit for income taxes                                $    (25)        $     (7)       $   (112)       $  (144)
Loss before minority interests and equity (losses)
  earnings                                              $    (60)        $    (55)       $   (186)       $  (301)
Minority interests                                                             37                             37
Equity in (losses) earnings of associated companies           (3)              44              18             59
                                                        --------         --------        --------        -------
Net (loss) income                                       $    (63)        $     26        $   (168)       $  (205)
                                                        ========         ========        ========        =======

For the three months ended March 31, 2002
Net sales                                               $    465         $    369        $      5        $   839
Research, development and engineering expenses          $     86         $     40                        $   126
Interest expense                                        $     32         $     16                        $    48
(Benefit) provision for income taxes                    $    (64)        $     (1)       $     15        $   (50)
(Loss) income before minority interests and equity
  (losses) earnings                                     $   (138)        $     (4)       $      8        $  (134)
Minority interests                                                              6                              6
Equity in (losses) earnings of associated companies           (4)              33               1             30
Income from discontinued operations                                                             8              8
                                                        --------         --------        --------        -------
Net (loss) income                                       $   (142)        $     35        $     17        $   (90)
                                                        ========         ========        ========        =======


Non-segment/other items net (loss) income is detailed below:

                                                                                    Three months ended
                                                                                         March 31,
                                                                                --------------------------
                                                                                  2003             2002
                                                                                --------         ---------

Non-segment income (loss) and other (1)                                         $    (12)        $       9
Interest income                                                                        8                14
Asbestos settlement                                                                 (298)
Gain on repurchases of debt, net of inducements                                        4
Benefit (provision) for income taxes                                                 112               (15)
Equity in earnings of associated companies (2)                                        18                 1
Income from discontinued operations                                                                      8
                                                                                --------         ---------
Net (loss) income                                                               $   (168)        $      17
                                                                                ========         =========

(1)  Includes non-segment operations and other corporate activities.
(2)  Includes  amounts  derived  from  corporate   investments  and  activities,
     primarily Dow Corning Corporation - $17 million.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



1.   Restructuring, Impairment and Other Charges and Credits

In the first quarter of 2003, Corning recorded charges for the shut-down of the conventional video components business and the optical switching product line which were announced on April 15, 2003 and February 13, 2003, respectively. Corning also recorded credits related to the restructuring reserve discussed below.

Conventional video components business

Corning Asahi Video Products Company, a 51% owned consolidated subsidiary, (conventional video components business, or CAV), is a manufacturer of glass panels and funnels for use in conventional tube televisions and is reported in the Technologies segment.

On April 15, 2003, Corning announced that it had agreed with its partner to cease production. Corning impaired the long-lived assets of this business to estimated salvage value and recorded a charge of $62 million, ($19 million after-tax and minority interest). Restructuring costs are expected to be recorded in the second quarter and total $80 million to $110 million ($20 million to $35 million after-tax and minority interest). Corning expects the restructuring costs to require $40 million to $65 million in cash spending. Corning has agreed with its partner to a shared funding arrangement based on proportional partnership interests.

Optical Switching

Corning recorded a charge of $17 million associated with the discontinuance of the optical switching product line in the photonic technologies business due to the downturn in the telecommunications industry. In addition to the first quarter charges, Corning expects to record charges of $10 million in the second quarter for certain exit costs.

Impairment of Cost Investments

In the first quarter, Corning recorded a $5 million ($3 million after-tax) charge for other than temporary declines in certain investments accounted for under the cost method in the Telecommunications segment.

Credits

The current restructuring reserve continues to be evaluated as plans are being executed. As a result, there may be additional charges or reversals. In addition, since the restructuring program is an aggregation of many individual plans currently being executed, actual costs have differed from estimated amounts. During the first quarter, Corning recorded credits of $33 million related to revised cost estimates of existing restructuring plans of which $24 million related to employee separation and exit costs, while $9 million related to adjustments to assumed salvage values of assets that were previously impaired.

2.   Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations.

The agreement is expected to be incorporated into a settlement fund as part of a reorganization plan for PCC. The plan will be submitted to the federal bankruptcy court in Pittsburgh for approval, and is subject to a favorable vote by 75 percent of the asbestos claimants voting on the PCC reorganization plan. Corning will make its contributions to the settlement trust under the agreement after the plan is approved and no longer subject to appeal. The approval process could take one year or longer.

Corning's settlement will require the contribution, when the plan becomes effective, of Corning's equity interest in PCC, its one-half equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and 25 million shares of Corning common stock. Corning also will make cash payments with a current value of $130 million over six years beginning in June 2005. In addition, Corning will assign insurance policy proceeds from its primary insurance and a portion of its excess insurance as part of the settlement. Corning recorded a charge of $298 million ($192 million after-tax) in the first quarter. The carrying value of Corning's stock in PCE and the fair value as of March 31, 2003, of 25 million shares of Corning common stock have been reflected in current liabilities. The remaining $130 million, representing the net present value of the cash payments, discounted at 5.5%, is recorded in noncurrent liabilities. Any changes in the value of Corning's common stock contribution will need to be recognized in Corning's quarterly results through the date of contribution to the settlement trust.

3.   Gain on Repurchases of Debt, Net of Inducements

During the first quarter of 2003, Corning repurchased and retired 298,500 zero coupon convertible debentures with an accreted value of $231 million in exchange for cash of $189 million in a series of open-market repurchases. Also in the first quarter Corning issued 6.5 million shares of treasury common stock in exchange for zero coupon convertible debentures with an accreted value of $43 million. Corning recorded a net gain of $4 million ($3 million after-tax) associated with retirements of its zero coupon convertible debentures in the first quarter. The increase in equity due to the issuance of shares from treasury stock was $77 million.

4.   Income Tax

In the first quarter of 2003, the effective tax benefit rate  excluding  certain
items  such  as  restructuring,   impairment,   asbestos   settlement  and  debt
transactions was 30%.

                              CORNING INCORPORATED
                           QUARTERLY SALES INFORMATION
                                  (In millions)


                                                                                  2003
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------

Telecommunications
   Fiber and cable                                   $    193     $             $            $            $    193
   Hardware and equipment                                 122                                                  122
   Photonic technologies                                   18                                                   18
   Controls and connectors                                 19                                                   19
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    352     $             $            $            $    352
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $    117     $             $            $            $    117
   Environmental                                          115                                                  115
   Life sciences                                           73                                                   73
   Conventional video components                           25                                                   25
   Other technologies businesses                           58                                                   58
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    388     $             $            $            $    388
                                                     ========     ========      =======      =======      ========



                                                                                  2002
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------

Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $   197      $    859
   Hardware and equipment                                 135          153          136          128           552
   Photonic technologies                                   36           39           17           19           111
   Controls and connectors                                 39           33           18           19           109
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $   363      $  1,631
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     93     $    102      $   106      $   104      $    405
   Environmental                                           94          102          102           96           394
   Life sciences                                           70           74           71           65           280
   Conventional video components                           43           41           47           35           166
   Other technologies businesses                           69           66           66           67           268
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    369     $    385      $   392      $   367      $  1,513
                                                     ========     ========      =======      =======      ========










The above supplemental information is intended to facilitate analysis of Corning's businesses.